Exhibit 99.1

OPNET to Acquire Altaworks Corporation

Purchase planned to enhance OPNET’s solutions for

end-to-end performance management

BETHESDA, MD – September 14, 2004 – OPNET Technologies, Inc. (NASDAQ: OPNT), a leading provider of management software for networks and applications, today announced plans to acquire Altaworks Corporation.

On September 3rd, 2004, OPNET Technologies, Inc. entered into an agreement and plan of merger to acquire Altaworks Corporation. Under the terms of the definitive agreement OPNET will acquire Altaworks in an all cash transaction and the company will become a wholly-owned subsidiary of OPNET. OPNET will pay the cash purchase price from its working capital. The merger is subject to customary closing conditions.

Founded in 1999 and based in Nashua, New Hampshire, Altaworks develops advanced correlation and analysis technologies that are designed to enable enterprises to improve the performance and quality of mission-critical applications.

According to Alain Cohen, OPNET President & CTO, “Every day, our customers rely on networked applications to operate their organizations effectively. Preventing and troubleshooting application performance problems is one of the most important issues they face. We are excited about the potential created for deeper and more proactive analysis that will result from the combination of OPNET’s and Altaworks’ unique technologies. The Altaworks technology will be integrated into our portfolio of solutions following OPNET’s usual open-systems approach, allowing users to leverage data from their preferred performance management solutions.”

About OPNET Technologies, Inc.

Founded in 1986, OPNET Technologies, Inc. (NASDAQ: OPNT) is a leading provider of management software for networks and applications. For more information about OPNET and its products, please visit http://www.opnet.com/.

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OPNET, OPNETWORK, OPNET Technologies, and all OPNET product names are trademarks of OPNET Technologies, Inc. All other trademarks are the property of their respective owners.

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. OPNET Technologies, Inc. (“OPNET”) assumes no obligation to update statements. Forward-looking statements are predictions based upon information available to OPNET as of the date of this press release and involve risks and uncertainties; therefore, actual events or results may differ materially. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the inability to consummate the transaction and the inability of OPNET to successfully integrate Altawork’s technology, operations and employees. In addition, please see the risk factors discussed in OPNET’s reports, including its most recent 10-Q and 10-K, filed with the Securities and Exchange Commission.

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Note to editors: The word OPNET is spelled with all upper-case letters.

OPNET Media Contact:	OPNET Investor Relations:
Margarita Castillo	Joseph W. Kuhn
OPNET Technologies, Inc.	OPNET Technologies
(240) 497-3000	(240) 497-3000
Media@opnet.com	ir@opnet.com
http://www.opnet.com/	http://www.opnet.com/